SCHEDULE 14A
AMENDMENT #1
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

RES-CARE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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     On July 28, 2003, Res-Care, Inc. mailed the following notice to its shareholders entitled to vote at the annual meeting of shareholders to be held on August 8, 2003.

     The proxy statement of ResCare, Inc. dated June 30, 2003 includes a proposal submitted by District 1199 of the Health Care and Social Service Union, SEIU, AFL-CIO on pages 25 and 26. The proponent has notified us that their supporting statement as included in the proxy statement omitted two URL addresses where shareholders could obtain additional information about statements made in the supporting statement.

     The full text of the proposal, the supporting statement (including the URL addresses we inadvertently omitted) and the board of directors’ statement in opposition to the proposal are as follows:

SHAREHOLDER PROPOSAL: INDEPENDENCE
OF AUDIT COMMITTEE MEMBERS
(Item 4 on the Proxy Card)

     This proposal was submitted by District 1199 of the Health Care and Social Service Union, SEIU, AFL-CIO, 1395 Dublin Road, Columbus, Ohio 43215.

     RESOLVED that the shareholders of Res-Care, Inc. (“Res-Care” or the “Company”) urge the Board of Directors (the “Board”) to adopt a policy that all members of the audit committee shall be independent; provided, however, that in the event the Board does not contain a number of independent directors equal to the number of directors required to constitute the audit committee, compliance with this policy is excused.

     An “independent” director is one who is not, and has not been in the last five years:

•	employed by ResCare in an executive capacity,

•	an employee or owner of a ResCare paid advisor or consultant,

•	employed by a significant ResCare customer or supplier,

•	party to a personal services contract with ResCare or any executive officer of ResCare,

•	an employee, director or officer of a university or nonprofit organization which ResCare, or an executive officer or director of ResCare, has supported with grants or financial donations,

•	a relative of a ResCare executive, or

•	part of an interlocking directorate in which ResCare’s executive officer serves on the board of another company that employs or has employed the ResCare director.

     For purposes of this definition, “ResCare” includes any affiliate of ResCare.

SUPPORTING STATEMENT

     A corporation’s audit committee provides critical oversight of the financial reporting process. Investors rely on a corporation’s financial statements to reflect fairly the financial position of the corporation. Accordingly, a well-functioning audit committee is of crucial importance to shareholders.

     According to ResCare’s last proxy statement, its audit committee is composed of three directors. Two of those directors are not independent under the definition set forth above. ResCare audit committee member Bruce Lunsford is the founder, current Chairman and former CEO of Ventas, a healthcare REIT that lists ResCare CEO Ronald Geary as a director. (Ventas’ 2002 proxy statement). And ResCare founder, former Chairman, former CEO and current director James R. Fornear endowed the Seymour Bryson Basketball Endowed Scholarship Fund at Southern Illinois University, Carbondale where ResCare audit committee member Seymour Bryson serves as an Associate Chancellor.
(http://news.siu.edu/chart/p1.pdf   http://news.siu.edu/news/December99/120299j910.html)

     Many corporate governance experts and institutional investors believe that audit committees, to carry out their mandates effectively, must be composed exclusively of independent directors. The core policies of the Council of Institutional Investors (“CII”), provide that audit committees should be made up exclusively of independent directors. The corporate governance guidelines of TIAA-CREF and the California Public Employees’ Retirement Systems (“CalPERS”) contain similar principles.

     We believe that the independence definition proposed above, which is even stricter than that of CII, TIAA-CREF or CalPERS, will help ensure that the directors serving on the audit committee most effectively represent the interests of the shareholders.

     We urge shareholders to vote for this proposal.

     The Board of Directors recommends you vote AGAINST this proposal for the following reasons:

     The Board recognizes the important role of the audit committee as an independent and objective monitor of ResCare’s system of internal accounting and financial reporting. The audit committee’s charter requires that its members meet the independence requirements of the Nasdaq Stock Market, the Securities Exchange Act, and the recently adopted rules of the Securities and Exchange Commission. All of the current members of ResCare’s audit committee, Olivia Kirtley, Seymour Bryson and Michael Foster, meet those requirements. In January 2003 Bruce Lunsford resigned from the board of directors and committees of ResCare and the other public companies on which he served in order to pursue opportunities for public service.

     During the past four years, the Board of Directors has sought to enhance the expertise and independence of its members. During that time we have added three independent directors, two of whom have substantial financial and accounting expertise and sit on our audit committee.

     In the past year, the Board has intensified its efforts to improve the governance of ResCare and increase the number and influence of its independent directors. Among other actions, we established a Corporate Governance and Nominating Committee comprised exclusively of independent directors. The new committee is responsible for evaluating the performance of the Board and its committees on an ongoing basis, and identifying potential director candidates who have skills and expertise that would complement those of ResCare’s current directors, including those currently serving on the audit committee. The charter of the Corporate Governance and Nominating Committee is attached to this proxy statement. We also increased the size of the Executive Committee from three to five and the Executive Committee now has a majority of independent directors.

     The Board of Directors believes it has made significant progress in its governance initiative, which is an ongoing effort. ResCare already complies with the audit committee independence rules and the other Nasdaq governance proposals which are not expected to require implementation before the 2004 annual meeting, and we anticipate making additional changes from time to time that would improve our governance structures. We do not believe it is practical for a company of ResCare’s size to adopt audit committee independence requirements that would be stricter than even the standards required by any of the national stock exchanges, or that having stricter requirements would benefit ResCare in its recruitment of talented and independent directors. Accordingly, we urge you to vote against the proposal.

# # # # #

     You may revoke your proxy at any time before it is voted at the Annual Meeting in one of three ways by:

•	giving written notice of the revocation to the Secretary of ResCare;

•	signing and delivering a proxy card with a later date; or

•	attending and voting in person at the annual meeting.

     You can obtain a new proxy card by calling the ResCare at 502-394-2100 Attention: Investor Relations. Shareholders who beneficially own shares held in street name may contact their broker for instructions how to revoke or revote their proxies.